Exhibit 99.1

For Further Information Contact:
Bert Williams
Vice President, Marketing and Investor Relations
(408) 731-2610

FOR IMMEDIATE RELEASE

TERABEAM SELLS TWO PATENTS FOR $2.5 MILLION

San Jose, CA, July 5, 2007– Terabeam, Inc. (NASDAQ:TRBM), a global pioneer and leading developer and supplier of Mesh, WiMAX, Wi-Fi and Millimeter Wave wireless products and solutions, today announced that it has sold two of its patents for $2.5 million.  As part of the sale, Terabeam and its subsidiaries received a license to continue to make and sell its products generally in the ordinary course of business, subject to certain limitations.

Robert Fitzgerald, Terabeam’s Chief Executive Officer, stated “We are pleased that we were able to monetize some of our assets in a manner which we believe will not adversely impact the continued operation of our business.  This purchase validates the value of our patent portfolio.  After the sale of these two patents, we still have over 130 patents with numerous patent applications pending.”

About Terabeam
Terabeam, Inc. has two primary subsidiaries Proxim Wireless Corporation and Ricochet Networks, Inc.  Proxim Wireless Corporation is a global leader in providing WiMAX, Wi-Fi, and other broadband wireless solutions to meet the performance, scalability, and security requirements of enterprises, government, and service providers.  Ricochet Networks, Inc. is a leading portable Wireless Internet Service Provider (WISP) with operational markets in Denver, Colorado and San Diego, California.  Additional information about the company can be found at the company's website located at http://www.terabeam.com or by contacting the company by telephone at 413-584-1425 or by email at IR@terabeam.com.

Safe Harbor Statement
Statements in this press release that are not statements of historical facts are forward-looking statements that involve risks, uncertainties, and assumptions.  Terabeam’s actual results may differ materially from the results anticipated in these forward-looking statements.  The forward-looking statements involve risks and uncertainties that could contribute to such differences including those relating to and arising from the uncertainty whether the license rights granted to Terabeam will be broad enough to permit Terabeam to continue to operate its business as it now or in the future desires; reactions, positive or negative, of customers, investors, employees, competitors, and others to this patent sale and its ramifications; and the uncertainty as to the value of Terabeam’s remaining patents.  Further information on these and other factors that could affect Terabeam’s actual results is and will be included in filings made by Terabeam from time to time with the Securities and Exchange Commission and in its other public statements.